Exhibit (a)(17)

GLOBAL EXCHANGE OF STOCK OPTIONS

A NEW BEGINNING

BLOCKBUSTER GLOBAL EXCHANGE OF STOCK OPTIONS: A NEW BEGINNING

Blockbuster Inc. is offering eligible employees the opportunity to exchange stock options for cash. This booklet provides a general description of the offer and includes information you should consider when deciding whether to participate.

For a complete description of the offer, please read the Offer to Exchange included with this package and on the EquiServe exchange web site at http://www.eproxyvote.com/bbi-cash.

The Opportunity is Yours

Stock options allow you to benefit from increases in the market price of Blockbuster Inc. class A common stock. Recognizing that most outstanding Blockbuster Inc. stock options are “underwater” (meaning the exercise price is higher than the current market price) and looking to restore the motivational value of the options, Blockbuster Inc. is offering you the opportunity to exchange your options for cash.

It’s a One-Time Offer, for a Limited Time, and Is Completely Voluntary

You can choose whether to participate in the option exchange program — the decision is entirely yours. This is a one-time offer, and it will only be available to you for a limited time. In this package, you’ll find the Offer to Exchange, which will provide full information about the option exchange program.

Option Exchange Program at a Glance

The following table outlines the basic provisions of the Blockbuster Global Exchange of Stock Options Program. For details about the provisions, please read the Offer to Exchange carefully.

PROVISION DESCRIPTION

Options Eligible for Exchange Outstanding, unexercised options granted to-date under the Blockbuster Inc. 1999 Long-Term Management Incentive Plan.

Eligible Employees Any employee in a participating country with options outstanding as of the expiration date of the exchange period, as defined in the Offer to Exchange.

Cash Payment Per Option Because of the varying exercise prices of existing stock options, the cash payment per option differs by grant. Please refer to your Personalized Statement included with this package for the exact cash payment per option for each of your eligible grants.

All or Nothing Decision You decide whether to exchange all outstanding Blockbuster Inc. options or none. You cannot elect to exchange only some of your options.

If you elect to participate, all of your outstanding Blockbuster Inc. options will be cancelled.

If you choose not to exchange your options, you don’t need to take any action. In that case, you’ll continue to hold your existing options until you exercise them or they expire.

Election Period You may elect to exchange your existing options anytime between November 9, 2004 and December 10, 2004 at 5:00 p.m. ET in the U.S. You must be a Blockbuster employee on the expiration date of the offer in order for your exchange election to be valid.

Withdrawal Period You may elect to withdraw your exchange election anytime before 5:00 p.m. ET in the U.S. on December 10, 2004.

Timing for Cash Payment If you elect to exchange your stock options for cash, you will receive your cash payment promptly after the expiration of the exchange period.

Taxation Where applicable, appropriate taxes will be withheld from your cash payment before you receive it.

UN NUEVO COMIENZO • UN NOUVEAU DÉPART •
UN NUOVO INIZIO • A NEW BEGINNING • UN

How to Exchange Your Options: A Step-by-Step Guide

Exchanging your options is easy. Please follow the steps outlined below:

Step 1: Get the facts.

- Read the Offer to Exchange carefully. You may also want to visit the EquiServe exchange web site at **http://www.eproxyvote.com/bbi-cash**.

Step 2: Get ready.

- Have your Personalized Statement in front of you.
- Have your Control Card number available (shown on your personalized Election Form). If you do not have a Control Card number, you can contact EquiServe at the phone numbers detailed on the next page between 9:00 a.m. – 5:00 p.m. ET in the U.S. to speak to an EquiServe representative.

Step 3: Make your election by December 10, 2004.

- You have multiple ways to make your election:
  - > Online via the EquiServe exchange web site at **http://www.eproxyvote.com/bbi-cash.**
  - > By fax, by completing and signing your Election Form enclosed with this package. Fax your completed form to EquiServe at 1-201-324-3247. (See international faxing instructions on the next page.)
  - > By mail, by completing and signing your Election Form enclosed with this package. There is a return envelope included with this package for you to use in returning your Election Form.
- You may be required to furnish other information such as your EquiServe account number.

If you have a question about the number of options you have available for exchange, please call EquiServe at the numbers listed on the next page or email to seso@equiserve.com.

If you choose not to exchange your options, you don't need to take any action. In that case, you'll continue to hold your existing options until you exercise them or they expire.

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UN NUEVO COMIENZO • UN NOUVEAU DÉPART •
UN NUOVO INIZIO • A NEW BEGINNING • UN



If calling from the United States, Canada, Puerto Rico, or the Virgin Islands, contact EquiServe by dialing 1-800-726-7438.

If calling from outside the United States, Canada, Puerto Rico, or the Virgin Islands, to contact EquiServe first dial your international access code listed below. After the prompt, dial 1-800-726-7438.

• Argentina	0-800-555-4288 or 0-800-222-1288
• Australia	1-800-881-011 or 1-800-551-155
• Chile	800-225-288
• Denmark	8001-0010
• Ireland	1-800-550-000
• Italy	800-172-444
• Mexico	01-800-288-2872
• Spain	900-99-00-11
• Taiwan	0080-10288-0
• Uruguay	000-410
• UK	0500-89-0011 or 0800-013-011

Contact your local Human Resources representative if you need more information on country codes.

If you change your mind during the election period, you can withdraw your decision to exchange options. To do that, you may use the Withdrawal Form included as an appendix to the Offer to Exchange. You can either fax your Withdrawal Form to EquiServe at 1-201-324-3247 (Europe and Latin America: add 00 before the fax number; Taiwan: add 002 before the fax number; Australia: add 011 before the fax number) or mail it to:

EquiServe
ATTN: Mike Hillier
525 Washington Blvd.
Third Floor
Jersey City, NJ 07303
USA

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QUESTIONS AND ANSWERS

The Offer to Exchange contains a full description of the option exchange and includes some of the more frequently asked questions. We’ve included in this booklet answers to some of the questions you may have about the program. If you have further questions about the option exchange program, go to the EquiServe exchange web site at http://www.eproxyvote.com/bbi-cash or call EquiServe at 1-800-726-7438. Refer to the previous page for information about dialing EquiServe internationally.

How do I decide whether to exchange or not? When do I need to make this decision?

We have provided details of your personal option holdings to help you make the decision, but ultimately it’s up to you. You need to decide whether the cash or the original options are more valuable to you. We encourage you to seek advice from your personal financial advisor. The Senior Executive Compensation Committee of our Board of Directors has approved this offer, but will not make any recommendation for participation.

In order to participate in this program, you need to make your election by December 10, 2004. If you opt to fax or mail your Election Form to EquiServe, they must receive your form by 5:00 p.m. ET in the U.S. on December 10, 2004. Although we do not expect to extend this offer beyond December 10, 2004, we may choose to do so, in which case we will notify you of the extension.

What tools will I get to help me decide?

In this package, you are receiving a number of communication pieces to help you make your election:

Announcement letter (on inside front cover of CD holder) —from John Antioco outlining the business reasons for the exchange program

Personalized statement — detailing your current Blockbuster Inc. stock options and the corresponding cash payment per option

CD — this interactive disk highlights the features of the exchange program. You can also link to the EquiServe exchange web site from this CD where you’ll be able to make your election

Election form — outlining the various ways you can make your election (online, fax, or mail)

Offer to Exchange — providing all of the details with regard to this exchange

Prospectus — outlining the 1999 and 2004 Long-Term Management Incentive Plan provisions

What will I be giving up by exchanging my options for cash?

If you elect to participate, you will be giving up any future claim to your original options. You will be trading those options for cash.

Will I pay taxes now if I trade my options for cash?

Where applicable, appropriate taxes will be withheld from your cash payment before you receive it.

How was the cash payment per option calculated? Why does it vary by grant?

Blockbuster Inc. determined (in consultation with our external compensation consultants), and the Senior Executive Compensation Committee of our Board of Directors approved, the cash payment per option after considering several elements. Those considerations include assessing the Black-Scholes valuation of current stock options along with the overall compensation costs to the company. The Black-Scholes option pricing model is a commonly used method of valuing stock options.

The Black-Scholes valuation differs by the exercise price of the options, therefore creating the different cash payments for different grants of stock options.

This booklet provides a brief description of the Blockbuster Global Exchange of Stock Options Program. If there is a discrepancy between this booklet and the Offer to Exchange, the Offer to Exchange will govern.

Receipt of a cash award or stock option award does not constitute a contract of employment or a guarantee of future employment with Blockbuster.

The terms and conditions of your awards are contingent upon continued employment with Blockbuster.